Exhibit (a)(5)(v)

For More Information Contact:

Scott Tagliarino

(212) 974-6000

(917) 922-2364 (cell)

ELLIOTT ANNOUNCES TERMINATION OF TENDER OFFER

TO ACQUIRE PACKETEER, INC.

NEW YORK (April 21, 2008) – Elliott Associates, L.P., a private investment partnership involved in diversified trading programs, today announced that its affiliate, Elliott QoS LLC, has terminated its offer to purchase all outstanding shares of common stock of Packeteer, Inc. (NASDAQ: PKTR). The offer was scheduled to expire on Wednesday, April 23, 2008. No shares were purchased in the offer and all shares previously tendered and not withdrawn will be promptly returned.

On April 21, 2008, Packeteer and Blue Coat Systems, Inc. (NASDAQ: BCSI) announced a definitive agreement under which Blue Coat will acquire Packeteer for $7.10 per share in cash. In connection with the acquisition of Packeteer, Blue Coat has agreed to issue zero coupon convertible notes in the aggregate principal amount of $40 million to an affiliate of Elliott and an additional $40 million in aggregate principal amount of the notes to Francisco Partners II, L.P. Blue Coat will use the proceeds from the private placement to partially fund the acquisition of Packeteer. In connection with the issuance of the notes, Blue Coat has agreed to issue warrants to purchase shares of Blue Coat to the same affiliate of Elliott and to Francisco Partners II. The issuance of the notes and the warrants is subject to the closing of the Packeteer transaction.

Blue Coat also has agreed to purchase Elliott’s shares in Packeteer for $7.10 per share. That purchase is not conditioned upon the closing of the Packeteer transaction.

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $10.5 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. ALL STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT CLEARLY HISTORICAL IN NATURE OR THAT NECESSARILY DEPEND ON FUTURE EVENTS ARE FORWARD-LOOKING, AND THE WORDS “ANTICIPATE,” “BELIEVE,” “EXPECT,” “ESTIMATE,” “PLAN,” AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS OF ELLIOTT AND ITS AFFILIATES AND CURRENTLY AVAILABLE INFORMATION. THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT ARE DIFFICULT TO PREDICT AND ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE. ELLIOTT DOES NOT ASSUME ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.

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